EXHIBIT 2.1
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                        PLAN AND AGREEMENT OF MERGER
                                   MERGING
                             KLLLC MERGERCO, LLC
                                WITH AND INTO
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This Plan and Agreement of Merger, dated this 6th day of April, 2007, pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act ("Delaware Law"), between Kaanapali Land, LLC, a Delaware limited liability company ("Kaanapali"), and KLLLC Mergerco, LLC, a Delaware limited liability company ("KLLLC"), has been approved by (1) Written Consent by Pacific Trail Holdings, LLC, a Delaware limited liability company ("Pacific Trail"), in its capacity as the Manager of Kaanapali, (2) Unanimous Written Consent of the Directors of Pacific Trail Holdings, Inc., a Delaware corporation, the Managing Member of Pacific Trail, and (3) Written Consent of Pacific Trail as the sole Member of KLLLC, each on April 6, 2007.

FIRST: MERGER. Pursuant to the provisions of the Delaware Law and the respective organizational documents of Kaanapali and KLLLC, KLLLC shall be merged with and into Kaanapali with Kaanapali being the surviving entity (the "Merger"). The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State in accordance with Delaware Law or at such other time as specified in the Certificate of Merger in accordance with Delaware Law (the "Effective Time"). At the Effective Time, Kaanapali shall continue its corporate existence as a limited liability company formed under Delaware Law (sometimes hereinafter referred to as the "Surviving Entity"). The separate existence of KLLLC shall cease at the Effective Time.

SECOND: CERTIFICATE OF FORMATION. The Certificate of Formation of the Surviving Entity from and after the Effective Time shall be the Certificate of Formation of Kaanapali in effect immediately prior to the Effective Time and said Certificate of Formation shall continue in full force and effect as provided under Delaware Law.

THIRD: OPERATING AGREEMENT. The operating agreement of the Surviving Entity from and after the Effective Time will be the operating agreement of Kaanapali in effect immediately prior to the Effective Time and will continue in full force and effect until thereafter amended as provided therein and under Delaware Law.

FOURTH: OFFICERS. Until their successors are duly elected and shall have qualified, the officers and manager of Kaanapali immediately prior to the Effective Time shall be the initial officers and manager of the Surviving Entity from and after the Effective Time.

FIFTH: EFFECT ON CLASS A SHARES AND CLASS B SHARES. At the Effective Time, by virtue of the Merger and without any further action on the part of KLLLC or Kaanapali, or their respective managers or members:

            (a) The membership interest in KLLLC owned by Pacific Trail shall automatically be cancelled and shall cease to exist and no payment shall be made with respect thereto;






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            (b)   Each Class B Share of Kaanapali immediately prior to the
                  Effective Time shall remain issued and outstanding and continue to represent a membership interest in the Surviving Entity, but shall no longer be denominated as Class B Shares and instead shall be redesignated as a percentage interest in the Surviving Entity equal to the fraction, expressed as a percentage, of one Class B Share divided by the total number of Class B Shares issued and outstanding immediately prior to the Effective Time;

            (c) Each Class A Share of Kaanapali issued and outstanding immediately prior to the Effective Time, including all accrued and unpaid distributions thereon, if any, shall automatically be converted into and become the right to receive $43.25 (the "Class A Merger Consideration"). The Class A Merger Consideration shall be paid in cash. At the Effective Time, all such Class A Shares (and the membership interests represented thereby) shall automatically be canceled and shall cease to exist, and each holder of Class A Shares in Kaanapali
                  (a "Class A Shareholder") immediately prior to the Effective Time (i) who was a member of Kaanapali shall cease to be a member of Kaanapali and shall not be a member of the Surviving Entity, and (ii) shall cease to have any rights with respect to such Class A
                  Shares, except the right to receive the Class A Merger Consideration; and,

            (d) Notwithstanding anything to the contrary in this Agreement, if the Merger is of another type or structure contemplated by Section NINTH below, (i) each Class A Share shall be converted into the right to receive the Class A Merger Consideration, and (ii) the other provisions of this Section FIFTH shall be modified by the parties hereto to give the effect to such type of structure.

SIXTH: AUTHORIZATION AND EXECUTION OF DOCUMENTS. Upon satisfaction of all of the conditions to the Merger set forth herein, or at such earlier time as may be determined by the respective officers of Kaanapali and KLLLC, each officer of Kaanapali and KLLLC is hereby authorized to execute and file the Certificate of Merger on behalf of said entities in conformity with Delaware Law and the proper officers of Kaanapali and KLLLC are hereby authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file and/or record any and all instruments, papers and documents which shall be or become necessary, proper or convenient to carry out or put into effect any of the provisions contained in this Plan and Agreement of Merger or to otherwise effectuate the Merger including, without limitation, the qualification of this Company to transact business as a foreign corporation in such jurisdictions he, she or they may deem advisable.

SEVENTH: SUCCESSOR TO ASSETS AND LIABILITIES. At and after the Effective Time, the Surviving Entity shall possess all the rights, privileges, powers and franchises, of both a public and private nature, and be subject to all the restrictions, disabilities and duties of KLLLC and all property real, personal and mixed, and all debts due on whatever account, and all other things in action or belonging to KLLLC shall be vested in the Surviving Entity; and all debts, liabilities, duties and obligations of KLLLC shall thenceforth attach to the Surviving Entity and may be enforced against the Surviving Entity to the same extent as if said debts, liabilities, duties and obligations have been incurred or contracted by the Surviving Entity in the same manner and to the same extent as enforceable against KLLLC.


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EIGHTH:     VESTING OF PROPERTY RIGHTS BY OPERATION OF LAW.  The Merger
            shall not be deemed to constitute an assignment or transfer to the Surviving Entity of any interest in any property, lease or other contract; it being understood that any and all such interests shall be vested in the Surviving Entity without revision or impairment by virtue of the Merger and without any further action by any person whatsoever.

NINTH: CHANGE OF MERGER STRUCTURE. Notwithstanding anything to the contrary in this Agreement, the parties shall have the right, in their sole discretion, to (i) change the type or structure of, and/or the parties to, the Merger, including changing the structure of the Merger so that (x) Kaanapali merges with and into KLLLC with KLLLC being the surviving entity, (y) an affiliate of Pacific Trail other than KLLLC merges with and into Kaanapali with Kaanapali being the surviving entity and
            (z) an affiliate of Pacific Trail other than KLLLC merges with and into Kaanapali with such other affiliate being the surviving entity and/or (ii) assign any or all of their rights, interests, duties or obligations under this Agreement to any affiliate of Pacific Trail, provided that any action taken by any party pursuant to this Section NINTH shall not, individually or when taken together with any or all other actions under this Section NINTH, have an adverse effect on any member of Kaanapali or KLLLC. If an entity other than KLLLC is a party to the Merger, then, without the need for any additional act or consent of any other person or entity, such entity shall execute a counterpart to the Agreement and shall thereupon become a party hereto.

TENTH:      (a)   DEPOSIT OF PAYMENT FUND.  On or before the Effective
                  Time, Kaanapali shall deposit, or cause to be deposited, with Wells Fargo Bank, N.A., as paying agent for the payment of the Class A Merger Consideration (the "Paying
                  Agent"), at least an amount in cash equal to the sum of the product of (i) the Class A Merger Consideration and
                  (ii) the number of Class A Shares (the "Payment Fund").

            (b) PAYMENT PROCEDURE. As soon as reasonably practicable after the Effective Time Kaanapali shall use commercially reasonable efforts to cause the Paying Agent to mail to each Class A Shareholder of record immediately prior to the Effective Time whose Class A Shares were converted into the right to receive the Class A Merger Consideration, pursuant to Section 2.1(c) and (d) and this Section 2.2(b), a form of letter of transmittal (the "Letter of Transmittal") which shall specify that delivery shall be effected, and risk of loss and title to the Class A Shares held by a person or entity shall pass, only upon delivery or presentation to the Paying Agent of evidence reasonably satisfactory to the Paying Agent that such person or entity was, immediately prior to the Effective Time, the holder of Class A Shares it purported to own as of such ("Ownership Evidence"). Upon delivery or presentation to the Paying Agent of a properly completed and executed Letter of Transmittal, together with Ownership Evidence (including any information or certification required for tax purposes) and such other documents or evidence as the Surviving Entity or the Paying Agent may reasonably request, the Class A Shareholder shall be entitled to receive the Class A Merger Consideration for each Class A Share owned immediately prior to the Effective Time, as determined pursuant to this Agreement. No interest shall be paid or shall accrue on any Class A Merger Consideration payable pursuant to this Agreement or otherwise.




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            (c)   NO FURTHER OWNERSHIP RIGHTS IN CLASS A SHARES.  All
                  Class A Merger Consideration paid in exchange for Class A Shares in accordance with this Section TENTH shall be full satisfaction for such Class A Shares exchanged for such Class A Merger Consideration and all rights related to such Class A Shares. At the close of business on the date on which the Effective Time occurs, the transfer records of Kaanapali pertaining to the Class A Shares shall be closed and there shall be no further registration of transfers, on the transfer records of Kaanapali, of Class A Shares that were outstanding immediately prior to the Effective Time.

            (d) TERMINATION OF PAYMENT FUND. Any portion of the Payment Fund that remains undistributed to Class A Shareholders for twelve (12) months after the Effective Time shall be delivered to the Surviving Entity, upon demand, and any Class A Shareholders who have not theretofore complied with this Section TENTH shall thereafter look solely to the Surviving Entity for, and, subject to Section TENTH
                  (e), the Surviving Entity shall remain liable for, payment of their claim for Class A Merger Consideration.

            (e) NO LIABILITY. None of Kaanapali, KLLLC, Pacific Trail, the Surviving Entity or the Paying Agent shall be liable to any person or entity in respect of cash from the Payment Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Class A Shares have not been exchanged for Class A Merger Consideration prior to the second anniversary of the date on which the Effective Time shall occur (or immediately prior to such earlier date on which any Class A Merger Consideration would otherwise escheat to or become the property of any governmental entity), any such Class A Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of all claims or interest of any person or entity previously entitled thereto.

            (f) INVESTMENT OF PAYMENT FUND. The Paying Agent shall invest the Payment Fund on a daily basis as directed by the Surviving Entity; provided, however, that such investments shall be solely in one or ore of the following: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within two hundred seventy
                  (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody's; (c) investments in certificates of deposit, banker's acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; (d) fully collateralized repurchase agreements with a term of not more than thirty
                  (30) days for securities described in clause (a) above and entered into with a financial institution satisfying


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                  the criteria described in clause (c) above; and
                  (e) investments in money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company
                  Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000. All interest and other income resulting from such investments shall be paid to the Surviving Entity on at least as often as quarterly; provided, however, that as additional consideration for this Agreement, Paying Agent may retain and pay over to itself, at the same time(s) that the balance of such interest is remitted to the Company, the greater of
                  (x) 20% of the amount of such interest, and (y) the lesser of the amount of such interest of $100 per month for the months during which such interest was earned (prorated for any partial months), and, provided, further, that Paying Agent shall be entitled to retain all interest earned from and after 24 months after the Effective Time.

            (g) WITHHOLDING RIGHTS. The Surviving Entity and/or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Class A Shareholder such amounts as the Surviving Entity or the Paying Agent is required to deduct and withhold with respect to making such payment under the Internal Revenue Code or any provision of domestic or foreign (whether national, federal, state, provincial, local, or otherwise) tax law, To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Surviving Entity or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Class A Shareholder in respect of which such deduction and withholding was made by the Surviving Entity or the Paying Agent.

ELEVENTH:   CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER.
            The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions at or prior to the Closing Date:

            (a) Each of Kaanapali and KLLLC shall have received all governmental approvals and third party consents required to be obtained in connection with the Merger except where the failure to so obtain any such approval or consent would not, individually or in the aggregate, reasonably be expected (i) to have a material adverse effect on the business, financial condition or results of operations of Kaanapali and/or KLLLC or (ii) to increase the costs of the Merger in any material respect (including an increase in the Class A Merger Consideration) (a "Material Adverse Effect");

            (b) No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition that could reasonably be expected to have (i) a Material Adverse Effect or (ii) the effect of preventing the consummation of the Merger, shall be in effect; and,

            (c) There shall be no pending or threatened litigation or governmental action or proceeding challenging the Merger that could reasonably be expected to have a Material Adverse Effect.


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TWELFTH:    TERMINATION.  Either party may, at its sole discretion, upon failure of any of the conditions set forth in Section ELEVENTH, or for any other reason or no reason, at any time after the date hereof and prior to the Effective Time, give the other party notice terminating this Agreement and abandoning the Merger. In the event of the termination of this Agreement and the abandonment of the Merger pursuant hereto, this Agreement shall thereupon become null and void and have no effect and no party hereto (or any of its direct or indirect partners or members, or any of their respective, officers, directors, members, managers, employees or agents) shall have any liability or obligation to any Class A Shareholder or to any other party to this Agreement.

THIRTEENTH: FURTHER ASSURANCES. Unless this Agreement is terminated under
            Section TWELFTH, each of Kaanapali and KLLLC shall use its reasonable efforts to take all actions necessary and appropriate to effectuate the Merger, including, if necessary, executing any additional documents or other instruments and filing such documents or other instruments with the appropriate governmental authorities.

FOURTEENTH: NO APPRAISAL RIGHTS. The Class A Shareholders are not entitled to any appraisal or dissenters' rights under the operating agreement of Kaanapali or applicable law as a result of the Merger.

FIFTEENTH:  GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

SIXTEENTH:  ENTIRE AGREEMENT. This Agreement, including the exhibits hereto, reflects the entire agreement of the parties regarding the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto.

SEVENTEENTH:SEVERABILITY. If any provision of this Agreement is held or deemed to be void, unenforceable or otherwise of no force and effect, each other provision of this Agreement shall remain in full force and effect and shall be construed without giving effect to the provision that is void, unenforceable or of no force and effect.

EIGHTEENTH: AMENDMENT. This Agreement shall be amended only by a writing signed by all parties hereto.

NINETEENTH: NO THIRD PARTY BENEFICIARY. This Agreement shall be for the sole and exclusive benefit of the parties hereto, and no other party shall have any direct or indirect right or interest in or arising out of this Agreement.

TWENTIETH:  COUNTERPARTS. This Agreement may be signed in two or more counterparts which, when taken together, shall constitute a fully executed version of this Agreement.

















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      IN WITNESS WHEREOF, the undersigned entities have caused this Plan and Agreement of Merger to be executed by their duly authorized officers this 6th day of April, 2007.


KAANAPALI LAND, LLC
a Delaware limited liability company

By:   Pacific Trail Holdings, LLC,
      its manager


      /s/ Gary Nickele
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      Vice President


KLLLC, LLC
a Delaware limited liability company

By:   Pacific Trail Holdings, LLC,
      its sole member


      /s/ Paul Nielsen
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      Vice President











































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